EXHIBIT 99.1

TEKOIL AND MASTERS AGREE ADDITIONAL EXTENSION

WEDNESDAY, March 7, 2007 08:30 AM
- Prime Zone

The Woodlands, Texas, March 7, 2007 (PRIMEZONE via COMTEX) - Tekoil & Gas Corporation (the “Company” - Pink Sheets: TKGN) announced today that it and the Sellers in the previously announced Purchase and Sale Agreement to acquire certain oil and gas properties in Galveston Bay, Texas (the “Masters Acquisition”) have agreed to extend the Closing date to on or before March 16, 2007.

Mr. Mark Western, Chairman of the Company stated: “We have continued to work on certain conditions to closing, financing and related due diligence. While other conditions remain, we did not anticipate the extra time that recently adopted Land Office procedures would add to land/title searches as a result of a recent Attorney General opinion and Records Agency concerns over liability”.

Mr. Western went onto say: “The due diligence process for this complex acquisition has been lengthy and has required a significant commitment on behalf of both Tekoil and the Seller. We have been collaborating on these closing dates with our respective legal counsel and advisors, and all projected dates have been mutually agreed upon. Both parties are now very hopeful that this will be the last extension required”.

Mr. Richard Lee, President of Masters Resources, LLC stated: “We remain committed to this transaction and continue to assist Tekoil through the final stages of their due diligence. We did not anticipate these lengthy land/title procedures but are working through them to bring this transaction to a successful conclusion”.

About Tekoil & Gas Corporation:

Houston-based Tekoil & Gas Corporation is a technology-driven company focused on the development, acquisition, stimulation, rehabilitation and asset improvement of small to medium-sized oil and gas fields. The combination of energy fuel reserves and advanced yield technologies are anticipated to generate value for Tekoil and its stakeholders, as the company targets above average growth in the 21st century energy sector. Additional news and information will be made available on the Tekoil website at www.tekoil.com and through further press releases as Tekoil’s plans are executed.

Forward-Looking Statements:

This news release may contain certain forward-looking statements, including declarations regarding Tekoil and its subsidiaries' expectations, intentions, strategies and beliefs regarding the future within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements contained herein are based upon information available to Tekoil management as at the date hereof, and actual results may vary based upon future events, both within and without the control of Tekoil management, including risks and uncertainties that could cause actual results to differ materially including, among other things, the impact that acquisitions may have on the company and its capital structure, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditure requirements, competition, governmental regulations and other factors, some of which are set forth in Part I, Item 2, of Tekoil’s registration statement on Form 10-SB.

SOURCE: Tekoil & Gas Corporation.
Mr. Eric Ottens, Executive VP, Tekoil & Gas Corporation: eottens@tekoil.com.